Exhibit 13(a)(4)(ii)

October 12, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Puerto Rico Residents Tax-Free Fund V, Inc. (formerly known as Puerto Rico Investors Tax-Free Fund V, Inc.) (the “Fund”), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 13(a)(4) of Form N-CSR of Puerto Rico Residents Tax-Free Fund V, Inc. dated October 12, 2021. We agree with the statements concerning our Firm contained therein.

Very truly yours,

PricewaterhouseCoopers LLP

San Juan, Puerto Rico

PricewaterhouseCoopers LLP, 304 Ponce de Leon, Suite 800, San Juan, PR 00918

T: (787) 754 9090, www.pwc.com/us